AGREEMENT FOR PURCHASE AND SALE OF CORPORATION ASSETS

         This is an  agreement  dated this          day of                     ,
199    for the purchase and sale of the assets hereafter listed of Northern Data
Communications, Inc. (hereafter "NDC"), and Market Quoters, Inc.
(hereafter "MQI") by Data Transmission Network, Inc. (hereafter "DTN").

                                     PURPOSE

         The purpose of this agreement is to set forth in written form the terms and conditions pursuant to which DTN shall purchase the assets of NDC and MQI.

                                    RECITALS

         1. The parties hereto wish to accomplish the sale and the purchase of certain assets while, at the same time, minimizing any interruption or inconvenience to the present customers of NDC and MQI and to accomplish such transaction in a manner which is nearly transparent to all such existing customers.

         2. To this end, NDC and MQI will be servicing customer accounts for a minimum period of three months or longer, following closing at the option of DTN, and DTN will be reimbursing NDC and MQI for employee costs and other operational costs incurred by NDC and MQI during this transitional period of conversion. Continued customer servicing after sale, during this transitionary period is aimed at minimizing inconvenience or interruption to any customer.

         THEREFORE; AND IN CONSIDERATION OF THE MUTUAL COVENANTS AND CONDITIONS HEREAFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:

         1. DTN shall purchase the assets of NDC and MQI which are set forth in the next paragraph for a total purchase price of $750,000.00 of which 56%, or $420,000.00, shall be paid to MQI, and of which 44%, or $330,000.00, shall be paid to NDC. The purchase price shall be paid as hereafter set forth at closing.

         2. The assets to be purchased include, but are not limited to, all customer lists, service records, customer service contracts, equipment lists, software, and magnetic data (hard disks) pertaining to the customers of NDC and MQI, and all equipment utilized by said NDC and MQI in servicing said customer locations.

                  a. Any customer equipment which is purchased hereunder that is compatible with the DTN system shall be considered assets purchased under this agreement while any such customer equipment which is non-compatible with the DTN system shall remain the property of the sellers, NDC and MQI. It is the purpose of this paragraph to make certain that each customer is left whole throughout this transaction.

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                  b.       Also  purchased  hereunder is any existing  equipment
that any customer would require to continue to receive market data via third party software.

                  c. Also included in the assets purchased hereunder are one service van, together with tools, necessary to provide service and switch-out. Here, it is understood that MQI will transfer title of a 1993 Plymouth service van and said tools.

         3. After closing, NDC and MQI shall continue to service customers in the normal manner during a conversion period, the completion of which shall be final once all customers have been switched to the necessary DTN hardware and are receiving data via DTN. This conversion period is expected to last three months, and during this period, DTN agrees that DTN shall reimburse NDC and MQI for employee costs and operational costs incurred during the transition by NDC and MQI employees. Attached hereto, marked Exhibit "A", and by this reference made a part hereof, is a list setting forth the names of said transitional employees and costs anticipated to be incurred.

         4. DTN agrees that DTN shall employ Leonard Kotta and John Salewske for a period of two years commencing with closing at an annual salary of $48,000.00 each if said Leonard Kotta and John Salewske so choose such employment.

         5. DTN agrees that DTN shall interview all MQI and NDC employees for the purpose of determining whether employment offers will be extended after closing. DTN is not responsible for any severance package for MQI or NDC employees.

         6. DTN shall complete due diligence by December 31 with respect to all items outlined in a certain November 29, 1996 letter to Paul Hedberg. This agreement shall become binding upon the satisfactory completion of due diligence, such satisfaction shall be in the sole discretion of DTN. DTN shall be satisfied if the information reviewed is materially accurate when compared to information received from NDC and MQI prior to December 17, 1996.

         7. Closing shall be on January 2, 1997, and the purchase price shall be accomplished by a transfer of funds by wire. Wire instructions are set forth on Exhibit "B" hereto attached and by this reference made a part hereof.

         8. As of the date of closing, January 2, 1997, all receivables less unearned credit shall be the property of DTN. DTN shall pay to NDC and MQI, in addition to the purchase price, the total of said receivables less any unearned credit. Said receivables, together with said unearned credit, are set forth on Exhibit "C" hereto attached and by this reference made a part hereof.

         9. NDC and MQI shall defend, indemnify and hold DTN harmless and free from any actions, claims, proceedings or liabilities arising from the conduct of NDC or MQI prior to the date of closing (January 2, 1997).

         10. This agreement shall enure to and be binding upon the successors and assigns of the respective parties hereto.

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         11.    This agreement  represents the entire agreement of the parties.
Any prior agreements between the parties hereto, whether oral or written, are superseded hereby, and there are no oral or written collateral representations, agreements, or understandings.

         12. For a period of two years Leonard Kotta and John Salewske, and for a period of three years Paul Hedberg and Larry Risedt, following date of closing shall not directly or indirectly engage in a trader business in the United States which business would provide a service similar to the service currently provided by NDC and MQI. Indirectly shall mean any type of entity (Partnership, corporation, joint venture, trust, etc.) which is owned 20% or more by one of the parties or their immediate ancestors and descendants.

         13. This agreement may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

                                  MARKET  QUOTERS,   INC.,  a Minnesota Corp.



                                  By:
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                                  Title:
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                                  NORTHERN DATA COMMUNICATIONS, INC.



                                  By:
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                                  Title:
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                                  DATA TRANSMISSION NETWORK
                                  CORPORATION, a Delaware Corporation




                                  By:
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                                  Title:
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